EX – 99.(g)(2)

EXHIBIT A

AMENDMENT DATED SEPTEMBER 30, 2003

TO THE CUSTODY AGREEMENT BETWEEN

MERCANTILE FUNDS, INC.

AND FIFTH THIRD BANK

April 1, 2003

Name of Fund

Mercantile Prime Money Market Fund

Mercantile Government Money Market Fund

Mercantile Tax-Exempt Money Market Fund

Mercantile Growth & Income Fund

Mercantile Equity Income Fund

Mercantile Equity Growth Fund

Mercantile Capital Opportunities Fund

Mercantile International Equity Fund

Mercantile Diversified Real Estate Fund

Mercantile Limited Maturity Bond Fund

Mercantile Total Return Bond Fund

Mercantile Maryland Tax-Exempt Bond Fund

Mercantile Intermediate Tax-Exempt Bond Fund

Mercantile National Tax-Exempt Bond Fund

Mercantile Low Duration Bond Fund

MERCANTILE FUNDS, INC.		FIFTH THIRD BANK

By:	/s/ John J. Pileggi	By:	/s/ Craig W. Tuley
Name:	John J. Pileggi	Name:	John J. Pileggi
Title:	President	Title:	Assistant Vice President